Exhibit 99

FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR FOURTH QUARTER 2010 EARNINGS PER SHARE OF $0.07, INCLUDING A ONE-TIME CHARGE TOTALING $0.76 PER SHARE

COMPANY PROVIDES FISCAL YEAR 2011 EPS GUIDANCE IN THE RANGE OF $3.50-$3.60 PER SHARE

NEW YORK, April 20, 2010 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that diluted earnings per share equaled $0.07 in the fourth quarter of fiscal 2010.  Reported earnings per share includes a one-time charge of $229.0 million or $0.76 per share net of tax, related to the previously announced agreement with AstraZeneca to acquire full, royalty and milestone-free rights to NXL104 and royalty-free commercialization rights to ceftazidime/104 in the U.S. and Canada and royalty free worldwide rights in NXL104 combined with ceftaroline.  Reported diluted earnings per share in the fourth quarter of fiscal 2009 were $0.31 and included a one-time charge of $170.0 million, or $0.45 per share net of tax, related to ongoing discussions with the United States Department of Justice (DOJ).

Net sales for the quarter increased 11.0% to $995.6 million, from $896.7 million in the year-ago period.  Sales of Lexapro® (escitalopram oxalate), an SSRI for the initial and maintenance treatment of major depressive disorder in adults and adolescents and generalized anxiety disorder in adults were $556.3 million, an increase of 1.4% from the year-ago period.  Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $297.9 million during the quarter, an increase of 22.2% from last year’s fourth quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $53.1 million.  Bystolic was launched in January 2008, and sales in last year’s fiscal fourth quarter were $29.7 million.  The Company’s newest product, Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, which was launched in late April 2009, recorded sales of $17.4 million.  Contract revenue decreased 2.2% to $54.0 million, principally due to Benicar® (olmesartan medoxomil) co-promotion income of $48.7 million, a decrease of 3.6% compared to last year’s fourth quarter.  Per the agreement with Daiichi Sankyo, active co-promotion of Benicar by Forest ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.  Interest income of $6.6 million decreased from $12.7 million reported in the year-ago period, due to lower interest rates earned on the Company’s short duration portfolio.

Cost of sales as a percentage of sales was 24.0% compared with 23.2% in last year’s fourth quarter.  Selling, general and administrative (SG&A) expense for the current quarter was $320.6 million as compared to $515.1 million in the year-ago quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our most recently launched product Savella.  SG&A expense in the fourth quarter of fiscal 2009 included a charge of $170.0 million related to the DOJ investigation.  Excluding the DOJ investigation charge, SG&A expense decreased 7.1% versus the prior year.  Research and development spending for the current quarter was $409.7 million and includes a charge of $229.0 million in connection with the acquisition of additional rights to NXL104 and U.S. and Canadian rights to ceftazidime/NXL104 from Novexel, in the transaction with AstraZeneca.  Excluding such payment, R&D spending reported in the quarter increased 46.1% versus the prior year.  The current quarter also included product development milestone payments of $3.0 million compared to $16.9 million of milestones in the prior year’s quarter.

Income tax expense for the quarter was $64.4 million, reflecting a quarterly effective tax rate of 74.0%.  The higher quarterly rate was the result of the licensing agreement completed during the quarter.  Excluding the effect of this transaction, the effective tax rate would have been 20.4%.  Reported net income for the quarter ended March 31, 2010 was $22.6 million or $0.07 per share compared to $92.8 million or $0.31 per share reported for last year’s fourth quarter.

Diluted shares outstanding at March 31, 2010 were approximately 304,362,000, an increase of approximately 940 thousand shares compared to the year-ago period.

Twelve-month Results

Revenues for the fiscal year ended March 31, 2010 increased 6.9% to $4,192.9 million from $3,922.8 million in the prior year.  Lexapro sales decreased 1.3% to $2,270.4 million from $2,300.9 million last fiscal year.  Sales of Namenda increased 17.4% to $1,114.9 million, from $949.3 million.  Sales of Bystolic reached $178.9 million in its second full year on the market and sales of Savella reached $52.7 million, while the earnings contribution from Benicar decreased 2.0% to $191.7 million from $195.6 million.

Selling, general and administrative expense decreased 14.2% to $1,264.3 million and included one-time charges of $20.0 million relating to the settlement with Caraco Pharmaceutical Laboratories related to legal proceedings for Lexapro.  This compares to last fiscal year spending of $1,474.3 million including a charge of $44.1 million related to the termination of the Azor co-promotion agreement and $170.0 million related to the DOJ investigation.  Excluding the impact of the one-time charges in both years, selling, general and administrative expense decreased 1.3%.  Research and development spending increased 59.3% to $1,053.6 million, including development milestone expenses of $60.9 million and total licensing payments of $403.9 million related to the Nycomed, Almirall and AstraZeneca collaboration agreements.  This compares to last fiscal year spending of $661.3 million, including development milestone expenses of $59.4 million and total license payments of $150.0 million related to collaboration agreements with Phenomix and Pierre Fabre.  Excluding the impact of the license agreement payments in both years, research and development expense increased 27.1%.

Income tax expense was $268.3 million, reflecting a full-year effective tax rate of 28.2%. The higher annual rate was principally the result of payments made pursuant to three licensing agreements concluded during fiscal 2010.  Excluding these payments and certain other one-time items, the effective tax rate would have been 20.8%.

Reported net income for the fiscal year ended March 31, 2010 decreased 11.1% to $682.4 million from net income of $767.7 million reported in the prior fiscal year.  Reported diluted earnings per share for the fiscal year totaled $2.25 per share as compared to reported earnings per share of $2.52 in fiscal 2009.  Excluding one-time items in both periods presented, non-GAAP net income and earnings per share would be $1,067.5 million or $3.51 per diluted share in fiscal year 2010, compared to $1,052.4 million, or $3.45 per diluted share in fiscal year 2009.

Fiscal 2011 Guidance

Regarding the fiscal year ending March 31, 2011, the Company expects that diluted earnings per share will be in a range of $3.50 to $3.60, including the estimated impact of health care reform, planned research and development milestone payments related to existing pipeline products but not including any licensing or milestone payments which may be made for additional product development transactions or acquisitions that may occur during the fiscal year.  This guidance reflects increased investments for marketing to support two new product launches later in the year and for research and development to support the continued progression of our late stage new product development pipeline.

Key assumptions supporting the fiscal year 2011 forecast include the following:

*Lexapro sales projection of just under $2.3 billion which is unchanged from $2.3 billion in fiscal 2010.  The Company projects an increase in overall prescription volume for the underlying SSRI/SNRI antidepressant market as a whole of approximately 2.5% and a decrease in Lexapro’s total prescription market share of approximately 1.7 share points.  Also included in the projection is a price increase which was realized in January 2010.

*Namenda sales growth of approximately 9.0% over the $1,114.9 million reported in fiscal 2010.

*Bystolic sales growth of approximately 60% over the $178.9 million reported in fiscal 2010.

*Savella sales of approximately $100 million as compared with $52.7 million reported in fiscal 2010.

*Daxas® sales, subject to approval, of approximately $25 million.

*Ceftaroline sales, subject to approval, of approximately $6 million.

*Benicar earnings decline of approximately 15.1% from $191.7 million reported in fiscal 2010.

*Total net revenue (includes product sales as well as the earnings contribution from Benicar, interest income and other income) of approximately $4.4 billion, representing growth of approximately 5% from the $4.2 billion reported in fiscal 2010 and net sales growth of 7%.

*Selling, general and administrative expense of approximately $1.3 billion.  This expense includes funding continued competitive levels of support behind currently promoted products including Bystolic, our beta-blocker for the treatment of hypertension that was launched in January 2008 and Savella, an SNRI indicated for the management of fibromyalgia that was launched in April 2009.  In addition, the estimate includes spending for the launch of Daxas and ceftaroline.

*Research and development spending of approximately $680 million in support of a significant late-stage product pipeline.  This projection includes planned milestone payments of approximately $25 million and represents, in total, an increase of around 4.5% from last year’s spend levels excluding initial licensing payments.

*An effective tax rate for fiscal 2011 of approximately 22.5%

*Diluted shares outstanding will average approximately 305,000,000 for the fiscal year ending March 31, 2011.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “Fiscal year 2010 was another strong year for the Company as we reported solid financial performance and made significant progress in advancing and expanding our new product development pipeline.  The year also marked continued growth for our key promoted products with sales of Namenda exceeding $1 billion for the first time in a fiscal year and solid growth for our two newest products, Bystolic and Savella.

During the year we were pleased to announce the completion of four new business development agreements.  In August we partnered with Nycomed in a collaboration and distribution agreement for Daxas, for the treatment of chronic obstructive pulmonary disease (COPD).  A New Drug Application (NDA) for Daxas was submitted by Nycomed to the FDA in July.  We are working closely with the FDA, following the recent mixed vote Advisory Committee meeting, and we expect FDA’s decision possibly later next month.  We entered into two agreements with AstraZeneca to collaborate in the anti-infective therapeutic area to help patients suffering from serious infections.  The first is a collaboration that we completed in August to co-develop and commercialize ceftaroline for all markets outside the United States, Canada and Japan (where Takeda retains its rights).  Ceftaroline is our novel, next-generation cephalosporin for which we filed an NDA with the FDA in December, for the treatment of patients suffering with complicated skin and skin structure infections (cSSSI), community acquired bacterial pneumonia (CABP), including patients infected with methicillin-resistant Staphylococcus aureus (MRSA).  In December, we expanded our relationship with AstraZeneca in a transaction that broadens our partnership beyond just ceftaroline to now include ceftaroline/NXL104, and ceftazidime/NXL104.  Lastly we partnered with Almirall in December to develop, market and distribute LAS100977 in the United States.  LAS100977 is an inhaled long-acting beta2 agonist (LABA) that will be developed for once-daily administration in combination with an undisclosed corticosteroid for the treatment of both asthma and COPD.

With regard to our late-stage new product development pipeline, we reported significant progress during the year including the announcement of positive results for two pivotal Phase III clinical studies for ceftaroline for CABP and we also submitted the NDA for ceftaroline to the FDA.  For Daxas, positive clinical trial results for two Phase III pivotal studies and two Phase III supportive studies were published in a major medical journal and presented at an important international medical meeting during the year.  We were disappointed with the outcome from the recent FDA Advisory Committee meeting that reviewed Daxas; however we remain optimistic that concerns expressed by the Committee and the FDA can be satisfactorily resolved.  We and our partner Ironwood Pharmaceuticals reported positive Phase III clinical trial results for linaclotide for the treatment of patients with chronic constipation and later this year we anticipate the completion of two pivotal Phase III clinical studies in patients with IBS-C.  Along with our partner Gedeon Richter we announced positive results from a Phase IIb study of cariprazine for the treatment of schizophrenia.  Based on this data and the previously announced Phase II results in acute mania associated with bipolar I disorder, we initiated Phase III trials for both indications.  We and our partner Almirall reported positive results from the first of three pivotal Phase III clinical trials investigating the twice-daily administration of inhaled aclidinium in patients suffering from COPD.  After careful consideration of dutogliptin, a DPP-4 inhibitor for the treatment of Type II diabetes, we have decided, for business reasons, to terminate our participation in the development program with Phenomix Corp.

In January we took the opportunity to host our first investor meeting to review our late-stage new product development pipeline with the global investment community.  We reviewed the late-stage products we already have in hand, either approved, at the FDA now, or to be submitted to the FDA in the next few years.  In fiscal 2011, we will continue to advance these as well as the earlier-stage products in our development pipeline and we also expect to enter into additional development agreements for product opportunities during the year as well as in subsequent years.  This group of products should be available to replace currently marketed products whose patents will expire over the next two to five years, and will most assuredly be joined by other new product opportunities.  We believe the licensing or purchase of product opportunities is the best way to create shareholder value for our Company.  As I have said before, we believe there is going to be a very healthy life after Lexapro for our Company.”

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		TWELVE MONTHS
	ENDED MARCH 31		ENDED MARCH 31
	2010	2009	2010	2009
Reported diluted earnings per share:	$0.07	$0.31	$2.25	$2.52
Specified items, per share, net of tax:
Termination of Azor® co-promotion				0.08
USAO Investigation		0.45		0.45
Licensing payments to Phenomix for dutogliptin and to Pierre Fabre for F2695				0.40
Licensing payment to Nycomed for Daxas			0.33
Licensing payment received from AstraZeneca for ceftaroline			(0.13)
Payment to Caraco related to Lexapro settlement			0.04
Business restructuring costs			0.03
Payments to Almirall for LAS100977			0.25
Licensing payment to AstraZeneca for NXL-104 and ceftazidime 104	0.76		0.76
Rounding			(0.02)

Adjusted Non-GAAP diluted earnings per share:	$0.83	$0.76	$3.51	$3.45

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until May 4, 2010 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International), Conference ID: 66177364.

About Forest Laboratories and Its Products
Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS		TWELVE MONTHS
	ENDED MARCH 31		ENDED MARCH 31
	(In thousands, except per share amounts)
	2010	2009	2010	2009
Revenues:
Net sales	$995,566	$896,726	$3,903,524	$3,636,055
Contract revenue	53,972	55,203	208,474	209,000
Interest income	6,559	12,751	35,472	74,409
Other income		797	45,392	3,318
Net revenues	1,056,097	965,477	4,192,862	3,922,782

Costs and expenses:
Cost of goods sold	238,793	207,684	924,346	816,680
Selling, general and administrative	320,576	515,090	1,264,269	1,474,274
Research and development	409,747	123,774	1,053,561	661,294
	969,116	846,548	3,242,176	2,952,248

Income before income tax expense	86,981	118,929	950,686	970,534
Income tax expense	64,390	26,166	268,303	202,791
Net income	$22,591	$92,763	$682,383	$767,743

Net income per share:
Basic	$0.07	$0.31	$2.25	$2.52
Diluted	$0.07	$0.31	$2.25	$2.52

Weighted average number of shares outstanding:
Basic	304,262	302,976	303,386	304,363
Diluted	304,362	303,422	303,781	305,121